EXHIBIT 99.1

On December 31, 2007, Openwave Systems Inc. (the “Company”) and Openwave Systems Holdings (France), SAS, an indirect wholly-owned subsidiary of the Company, completed the sale of Musiwave, S.A. (“Musiwave”) to Microsoft Corporation (“Microsoft”). Under the terms of the agreement, Microsoft purchased all outstanding shares of Musiwave for $46.0 million in cash (the “Purchase Price”) subject to an adjustment for changes in working capital. In addition to the Purchase Price, Microsoft assumed Musiwave’s debt obligations to the Company. As of December 31, 2007, Musiwave had a net debt of approximately $5.9 million. Additionally, $4.6 million of the Purchase Price was paid into an escrow account that shall be available to indemnify Microsoft for breaches of the agreement. The escrow amount, less any amounts that have already been paid in connection with resolved claims or are being reserved in connection with pending claims, is payable in one year following the close of the sale. Such payments will be charged to goodwill on the consolidated balance sheet at the time of payment. The Stock Purchase Agreement was attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007.

The results of operations of Musiwave were classified as discontinued operations in both the unaudited consolidated financial statements and notes in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, there are no pro forma adjustments to continuing operations necessary to reflect the Company’s sale of Musiwave for either the three months ended September 30, 2007 or the fiscal year ended June 30, 2007. Accordingly, the Company has not presented the September 30, 2007 and June 30, 2007 statements of operations herein.

The unaudited pro forma condensed consolidated balance sheet contained herein contains estimates based on presently available information and certain assumptions that the Company believes are reasonable. The actual amounts could differ from these estimates. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved by the Company had the sale of Musiwave been completed as of the dates indicated, or of the financial position that may be obtained by the Company in the future. In addition, the unaudited pro forma condensed consolidated balance sheet does not reflect changes that may occur as a result of activities subsequent to the disposition described above. This unaudited pro forma condensed consolidated balance sheet and the accompanying notes have been derived from and should be read together with the financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	As of September 30, 2007
	As reported(a)	Adjustments		Pro forma
Assets
Current Assets:
Cash and cash equivalents	$127,378	$41,400	(c)	$168,778
Short-term investments	77,512	—		77,512
Restricted cash	962	—		962
Accounts receivable, net	56,273	—		56,273
Prepaid expenses and other current assets	31,910	5,883	(d)	37,793
Current assets of discontinued operations	16,640	(16,640	)(b)	—

Total current assets	310,675	30,643		341,318

Property and equipment, net	18,407			18,407
Long-term investments and restricted cash and investments	64,059			64,059
Deposits and other assets	4,255			4,255
Goodwill	67,609			67,609
Intangible assets, net	17,834			17,834
Noncurrent assets of discontinued operations	34,841	(34,841	)(b)	—

Total assets	$517,680	$(4,198)		$513,482

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,949	$—		$2,949
Accrued liabilities	54,760	3,551	(e)	58,311
Accrued restructuring costs	15,188	—		15,188
Deferred revenue	44,704	—		44,704
Convertible subordinated notes, net	149,223	—		149,223
Current liabilities of discontinued operations	16,570	(16,570	)(b)	—

Total current liabilities	283,394	(13,019)		270,375

Accrued restructuring costs, net of current portion	48,818			48,818
Deferred revenue, net of current portion	17,570			17,570
Deferred rent obligations	1,897			1,897
Long term taxes payable	2,319			2,319
Deferred tax liabilities, net of current portion	626			626
Noncurrent liabilities of discontinued operations	5,142	(5,142	)(b)	—

Total liabilities	359,766	(18,161)		341,605

Commitments and contingencies
Stockholders’ equity:
Common stock	83	—		83
Additional paid-in capital	3,173,579	—		3,173,579
Accumulated other comprehensive income	2,432	(3,326	)(f)	(894)
Accumulated deficit	(3,018,180)	17,289	(f)	(3,000,891)

Total stockholders’ equity	157,914	13,963		171,877

Total liabilities and stockholders’ equity	$517,680	$(4,198)		$513,482

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

(a)	Historical financial information as of September 30, 2007 has been derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

(b)	Adjustment to eliminate the carrying value of assets and liabilities of Musiwave.

(c)	Represents cash proceeds of $46.0 million received from the Company’s sale of Musiwave, less the $4.6 million of proceeds held in escrow.

(d)	Represents Microsoft’s assumption of Musiwave’s debt obligations to the Company, payable on June 30, 2008.

(e)	Represents estimated external costs incurred by the Company on the sale of Musiwave.

(f)	Adjustment to reflect the gain on the sale of the Company’s Musiwave operations, and the recognition of $3.3 million of cumulative foreign currency translation adjustment. The estimated pro forma net gain is included in discontinued operations. The estimated pro forma net gain is calculated as follows (in thousands):

Purchase price	$46,000
Escrow proceeds to be recognized upon release	(4,600)
Repayment of intercompany loan	5,883
Estimated professional fees and closing costs	(3,500)

Net cash proceeds	43,783
Net book basis in operation sold	(29,820)
Recognition of cumulative foreign currency translation adjustment	3,326

Estimated pro forma gain	$17,289